Filed Pursuant to Rule 424(b)(4) Registration No. 333-287727

Moleculin Biotech, Inc.

9,972,026 Shares of Common Stock and 29,916,078 Accompanying Series E Warrants to Purchase
up to 29,916,078 Shares of Common Stock

6,107,974 Pre-Funded Warrants to Purchase up to 6,107,974 Shares of Common Stock and 18,323,922
Accompanying Series E Warrants to Purchase up to 18,323,922 Shares of Common Stock

Up to 54,347,974 Shares of Common Stock underlying the Pre-Funded Warrants and Series E Warrants

We are offering on a reasonable best efforts basis 9,972,026 shares of our common stock together with Series E warrants (each, a “Series E warrant” or “common warrant”) to purchase up to 29,916,078 shares of our common stock. The combined purchase price is $0.37 per share and accompanying common warrant. Each common warrant will be exercisable for one share of our common stock and have an exercise price of $0.37 per share. Each common warrant will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the common warrants (the “Warrant Stockholder Approval”). The Series E warrants will expire five years from the date of the Warrant Stockholder Approval.

The shares of common stock and common warrants will be issued separately and will be immediately separable upon issuance but will be purchased together in this offering. This prospectus also relates to the shares of common stock issuable upon exercise of the common warrants sold in this offering.

We are also offering pre-funded warrants (the “pre-funded warrants” and together with the common warrants, the “warrants”) to purchase up to 6,107,974 shares of common stock to those investors whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, in lieu of shares of common stock that would result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant is exercisable for one share of common stock and has an exercise price of $0.001 per share. The combined purchase price per pre-funded warrant and accompanying common warrant is equal to $0.369, which is equal to the combined purchase price per share of common stock and accompanying common warrant less $0.001. Each pre-funded warrant will be exercisable immediately upon issuance and may be exercised at any time until exercised in full. The pre-funded warrants and common warrants will be issued separately and will be immediately separable upon issuance but will be purchased together in this offering. This prospectus also relates to the shares of common stock issuable upon exercise of the pre-funded warrants sold in this offering.

The Series E warrants provide that if, while the Series E warrants are outstanding, we sell any common stock and/or common stock equivalents other than in connection with certain exempt issuances, at a purchase price per share less than the exercise price of the Series E warrants in effect immediately prior to such sale, then immediately after such sale the exercise price of the Series E warrants then in effect will be reduced to an amount equal to the new issuance price, and, following the date that we amend our certificate of incorporation to increase our authorized shares of common stock, the number of shares issuable upon exercise of the Series E warrants will be proportionately adjusted such that the aggregate price will remain unchanged, subject to the floor price. In addition, the Series E warrants provide that if at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our common stock and the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days commencing on the date of such event is less than the exercise price of the Series E warrants then in effect, then the exercise price of the Series E warrants will be reduced to the lowest daily volume weighted average price during such period and, following the Authorized Share Increase Date (as defined in the securities purchase agreement), the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged, subject to a floor price. The floor price will be $0.12, and the total number of shares potentially issuable under the Series E warrants if the exercise price of the Series E warrants was reduced to the floor price would be 148,740,000 shares of common stock.

We refer to the common stock and warrants to be sold in this offering collectively as the “securities.”

These securities are being sold in this offering to certain purchasers under a securities purchase agreement between us and such purchasers. The securities are expected to be issued in a single closing and the combined public offering price per share of common stock or pre-funded warrant and accompanying common warrant will be fixed for the duration of this offering. We will deliver all securities to be issued in connection with this offering delivery versus payment or receipt versus payment, as the case may be, upon receipt of investor funds received by us.

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “MBRX.” On June 18, 2025, the last reported sale price of our common stock on Nasdaq was $0.58 per share. There is no established public trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the warrants on any national securities exchange or other trading system.

We have engaged Roth Capital Partners, LLC to act as our sole placement agent (the “placement agent”) in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to compensate the placement agent as set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. Because there is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close, we may sell fewer than all of the securities offered hereby, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. Because there is no escrow account and there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. This offering will end no later than June 30, 2025, except that the shares of common stock underlying the warrants will be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

Walter V. Klemp, our Chief Executive Officer, Jonathan P. Foster, our Chief Financial Officer, and certain other employees of the company, have agreed to purchase an aggregate of 1,027,026 shares together with 3,081,078 common warrants in this offering on the same terms as the other investors participating in the offering.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share and accompanying Common Warrant	Per Pre-Funded Warrant and accompanying Common Warrant	Total
Public offering price	$0.37	$0.369	$5,949,600.00
Placement agent fees (1)	$0.0259	$0.0258	$416,472.00
Proceeds to us, before expenses (2)	$0.344	$0.343	$5,533,128.00

(1)

Includes a cash fee of up to 7% of the gross proceeds of this offering. We have also agreed to reimburse the placement agent for expenses in an amount not to exceed $100,000. See “Plan of Distribution” for additional information about the compensation payable to the placement agent.

(2)	Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. For more information, see “Plan of Distribution.”

The delivery of the securities offered hereby is expected to be made on or about June 23, 2025 subject to satisfaction of certain customary closing conditions.

Roth Capital Partners

The date of this prospectus is June 20, 2025.

i

ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities.

We have not, and the placement agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the placement agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus and the information incorporated by reference into this prospectus may contain references to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus and the information incorporated by reference into this prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus and under similar captions in the documents incorporated by reference into this prospectus. The terms the “Company”, “our”, or “we” refer to Moleculin Biotech, Inc. and its subsidiaries.

Overview

We are a late-stage pharmaceutical development company currently conducting a pivotal Phase 3 trial evaluating Annamycin (also known by its non-proprietary name “naxtarubicin”) in combination with Cytarabine for the treatment of subjects with relapsed/refractory (R/R) acute myeloid leukemia (AML). This Phase 3 trial should have an interim unblinding of data by the end of 2025, less than a year from its commencement, and an additional unblinding in the first half of 2026. We believe such early visibility for a pivotal registration-enabling trial is highly unique in that stakeholders will receive preliminary safety and efficacy data in the “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) within one year of dosing the first subject. Additionally, we have two portfolios of technologies for hard-to-treat cancers and viruses with clinical and preclinical research funded by investigators at academic institutions.

Each of our three core technologies is based substantially on discoveries made at and licensed from the University of Texas MD Anderson Cancer Center (MD Anderson) in Houston, Texas, and features one or more drugs that have successfully completed a Phase 1 clinical trial. Three of our six drug candidates have shown human activity in clinical trials and are currently or have been in Phase 1B/2 or Phase 2 clinical trials. One Phase 2B/3 trial is currently underway. Since our inception, our drugs have completed, are currently in, or have been permitted to proceed in, fourteen clinical trials. Annamycin is in a class of drugs referred to as Anthracyclines, which are inhibitors of topoisomerase II, enabling them to cause DNA damage in rapidly replicating tumor cells. Annamycin, in a unique multilamellar lipid formulation, is our lead molecule and we have recently concluded treating subjects in one Phase 1B/2 clinical trial for treating Acute Myeloid Leukemia (AML) and are embarking on a Phase 3 clinical trial for the treatment of AML, which we believe will be pivotal. Annamycin has also been in two Phase 1B/2 clinical trials for treating Soft Tissue Sarcoma metastasized to the lungs (STS lung metastases, STS lung mets, or Advanced STS). Our Phase 1B/2 STS lung mets trial MB-107 is completed, and a clinical study report has been issued. The other trial is an investigator initiated Advanced STS trial which is closed to recruitment.

One of our core management beliefs is that anthracyclines represent one of the most important treatments for AML and Advanced STS, and we believe Annamycin may, for the first time ever, allow a majority of these patients to benefit from this treatment. We believe that such a benefit could be disruptive to the competitive landscape for these markets. This belief, coupled with our limited resources, leads us to currently focus mainly on the development of Annamycin. We intend to advance our other drug candidates via investigator led studies – both clinically and preclinically.

Focus and Core Technologies

Our core technologies consist of the following programs:

a) Annamycin or L-Annamycin is a “next generation” anthracycline (one of the most widely used classes of chemotherapy), designed to be different than currently approved anthracyclines, which are limited in utility because of cardiotoxicity risks and their susceptibility to multidrug resistance mechanisms. Annamycin was designed to avoid multidrug resistance and to be non-cardiotoxic and, with intensive cardiac monitoring, has shown no cardiotoxicity in subjects treated in our five Annamycin clinical trials to date. Furthermore, we have demonstrated safe dosing significantly beyond the lifetime dose limitations imposed by regulatory authorities upon commonly prescribed anthracyclines due to their inherent cardiotoxicity.

b) Our WP1066 Portfolio includes WP1066, WP1193 and WP1220, three of several Immune/Transcription Modulators in the portfolio designed to inhibit p-STAT3 (phosphorylated signal transducer and activator of transcription 3) among other transcription factors associated with tumor activity. These also stimulate a natural immune response to tumors by inhibiting the errant activity of Regulatory T-Cells (TRegs).

c) Our WP1122 Portfolio contains compounds (including WP1122, WP1096, and WP1097) designed to exploit the potential uses of inhibitors of glycolysis such as 2-deoxy-D-glucose (2-DG). We believe such compounds may provide an opportunity to cut off the energy supply of tumors by taking advantage of their high degree of dependence on glucose in comparison to healthy cells, as well as viruses that also depend upon glycolysis and glycosylation to infect and replicate.

Annamycin and the Lack of Cardiotoxicity

As part of our Annamycin clinical trials, we have engaged an independent expert at the Cleveland Clinic to assess cardiotoxicity associated with chemotherapy (Expert or Independent Expert). The data made available to the Expert include left ventricular ejection fraction (LVEF) as determined by echocardiograms, and ECHO strain imaging, as well as serum Troponin levels (a biochemical marker of acute heart damage). “ECHO strain imaging” is a method in echocardiography (medical ultrasound) for measuring regional or global deformation (contraction or beating) of the myocardium (heart muscle). By strain rate imaging, the simultaneous function of different regions can be displayed and measured. Cardiac health biomarkers such as blood Troponin levels are considered an indicator of potential long-term heart damage. The Expert issued periodic reports during our MB-106 clinical trial and will also issue updated reports after each unblinding in the Phase 2B portions of the MIRACLE trial. Such data from clinical trials where a clinical study report has not yet been issued include some data which are preliminary and subject to change.

We received several independent assessments for the absence of cardiotoxicity in subjects treated with Annamycin. We now have independent assessments covering 84 subjects that have been treated with Annamycin in five different clinical trials in the U.S. and Europe with no evidence of cardiotoxicity. To date of the 77 subjects treated in our internally funded trials, 56 were treated above the FDA’s lifetime maximum anthracycline limit of 550 mg/m2, including one subject whose repeated Annamycin treatments took that subject to a total cumulative anthracycline exposure of 3,420 mg/m2 (or roughly five times the FDA approved lifetime anthracycline exposure) and there has been no evidence of cardiotoxicity reported. After review of the data provided, the Independent Expert, in their most recent report and as stated in previous reports, concluded that there was no evidence of drug-related cardiotoxicity in any subjects.

We believe the Expert’s reports are particularly relevant in light of a recently published retrospective study showing that the incidence of heart failure more than doubles for cancer patients treated with anthracyclines compared to cancer patients not receiving anthracyclines (C Larson, et al. Anthracycline and Heart Failure in Patients Treated for Breast Cancer or Lymphoma, 1985-2010. JAMA Network Open. 2023;6(2):e2254669. doi:10.1001/jamanetworkopen.2022.54669). Given the heart-damaging impact of prior treatment with currently prescribed anthracyclines, and considering that the subject population that we are enrolling in our Annamycin trials (multiple prior therapies, including anthracyclines known to be cardiotoxic, many elderly, and other comorbidities) we believe that there is a high likelihood that a cardiac event will eventually occur in the future that we will not be able to disassociate from Annamycin. We believe that the potential for such future incidences, however, does not outweigh the significant lack of cardiotoxicity to date as reflected in the Expert’s reports.

Although we have not definitively concluded that Annamycin is incapable of cardiotoxicity, we discuss Annamycin’s lack of demonstrated cardiotoxicity in this document, corporate presentations and other public communications. Such discussions reflect the information in the preceding paragraphs but in summary are based on the following: 1) Annamycin was initially designed to be non-cardiotoxic; 2) Preclinical studies have demonstrated Annamycin lacks cardiotoxicity as compared to a currently prescribed anthracycline; and, 3) Our Expert’s conclusions from analyzing the data from 84 subjects treated with Annamycin in five clinical studies conducted in the US and in Europe. Our discussions will reflect any additional data or analyses as they become available.

Clinical Trials Summary

We have multiple active INDs/CTAs (“Investigational New Drug” authorization in the US or “Clinical Trial Authorization” in Europe). These INDs/CTAs are under development, approved, in progress, or completed and comprise a total of fourteen clinical trials, internally and externally funded. With Annamycin, we currently have active two AML clinical trials: MB-106 which is a Phase 1B/2 treating AML with AnnAraC (recruitment is closed and this trial is now in subject follow-up) and MB-108 which is a Phase 2B/3 pivotal clinical trial treating R/R AML as 2nd line therapy (recruitment has started and additional sites are being added). Additionally, there is one externally funded Phase 1B/2 trial treating STS Lung Mets with Annamycin as monotherapy. This trial is closed and is in follow-up on the trial’s subjects. With WP1066, we have an externally funded Phase 1B/2 trial in combination with radiation treating GBM at Northwestern University that is actively recruiting.

MIRACLE Trial

We have a Phase 3 pivotal trial with Annamycin in combination with Cytarabine for the treatment of AML patients who are R/R after induction therapy. This Phase 3 “MIRACLE” trial is a global study. It is an adaptive trial designed with a lead-in Part A portion of the study having three arms (control arm with cytarabine, and two test arms with cytarabine plus two different doses of Annamycin) intended to determine an “optimum dose” to be used in Part B of the study. Once an optimum dose for the Annamycin is determined the study will continue into Part B with two arms (control arm with cytarabine and a test arm with cytarabine plus Annamycin). In some contexts, we refer to Part A as Phase 2B and Part B as Phase 3, however the adaptive design enables the combining of data from Part A (for the optimum dose) with Part B such that data from both parts A and B will comprise Phase 3 data.

Recent Developments

On May 23, 2025, we received a letter (the “Letter”) from the staff of the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”), which notified us that we do not presently comply with Nasdaq’s Listing Rule 5550(b)(1) (the “Listing Rule”), which requires that we maintain a minimum of $2.5 million in stockholders’ equity, and that we also do not meet the alternatives of market value of listed securities or net income from continuing operations set forth in the Listing Rule.

The Letter does not have any immediate effect on the listing of our common stock on the Nasdaq Capital Market, and we have 45 calendar days to submit a plan to regain compliance. If our plan is accepted, the Staff can grant an extension of up to 180 calendar days from May 23, 2025 to evidence compliance. After review of the plan of compliance, the Staff will provide written notification to us whether it accepts the plan, and if the Staff does not accept the plan, we would then be entitled to appeal the Staff’s determination to the Nasdaq Hearings Panel. There can be no assurance that, if we do appeal the determination to the Nasdaq Hearings Panel, that such appeal would be successful.

Corporate Information

Our principal executive offices are located at 5300 Memorial Drive, Suite 950, Houston, Texas 77007. Our website address is www.moleculin.com. The information on or accessible through our website is not part of or incorporated by reference into this prospectus.

THE OFFERING

Common stock we are offering	9,972,026 shares of our common stock on a “best efforts” basis at a public offering price of $0.37 per share and accompanying common warrant.

Pre-funded warrants we are offering

We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded warrants to purchase shares of common stock, in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant is exercisable for one share of our common stock. The purchase price of each pre-funded warrant and common warrant is equal to the price at which a share of common stock and common warrant are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant is $0.001 per share. The pre-funded warrants are exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant that we sell, the number of shares of common stock that we are offering will be reduced on a one-for-one basis.

Common warrants we are offering

We are offering 48,240,000 Series E warrants to purchase up to 48,240,000 shares of common stock. Each common warrant will be exercisable for one share of common stock, will have an exercise price of $0.37 per share, subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, as well as certain price protections and resets, subject to certain conditions. See “Description of Common Warrants” on page 17 of this prospectus for more information. Each common warrant will be exercisable beginning on the effective date of the Warrant Stockholder Approval. The Series E warrants will expire five years from the date of the Warrant Stockholder Approval. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the common warrants.

Term of the offering	This offering will terminate on June 30, 2025, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date.

Common stock outstanding immediately before this offering	14,127,494 shares

Common stock outstanding immediately after this offering

24,099,520 shares, assuming no exercise of the pre-funded warrants, or 30,207,494 shares assuming full exercise of the pre-funded warrants, and assuming none of the common warrants issued in this offering are exercised.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $5.3 million, after deducting the placement agent fees and estimated offering expenses payable by us.

We intend to use the net proceeds to advance Annamycin and our other two drug portfolios through clinical development, advancing the remainder of the existing portfolio through preclinical studies and into INDs or their equivalent, sponsoring research at MD Anderson and HPI, and for working capital. See “Use of Proceeds.”

Reasonable best efforts offering

We have agreed to offer and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but will use their reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 19 of this prospectus.

Risk Factors

An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus and the other information included and incorporated by reference in this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our securities.

Nasdaq listing symbol

Our common stock is listed on The Nasdaq Capital Market under the symbol “MBRX.” There is no established trading market for the common warrants or pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the common warrants or pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the common warrants and pre-funded warrants will be limited.

The number of shares of common stock to be outstanding after this offering is based on 14,127,494 shares outstanding as of May 29, 2025, and does not give effect to the shares of common stock issuable upon exercise of the pre-funded warrants being offered by us in this offering, as well as:

●       19,086,641 shares of common stock underlying outstanding warrants at a weighted average exercise price of $1.33 per share;

●       784,250 shares of common stock underlying outstanding options with a weighted average exercise price of $19.57 per share, which options vest over a three to four-year period;

●       334,047 shares of common stock underlying outstanding restricted stock units, which restricted stock units vest over a four-year period;

●       73,334 shares of common stock underlying outstanding performance-based restricted stock units, which performance-based restricted stock units vest dependent on specific milestones;

●       119,166 shares available for future issuance under the Moleculin Biotech, Inc. 2024 Stock Plan; and

●       the shares of common stock issuable upon exercise of the pre-funded warrants and the common warrants issued in this offering.

Except as otherwise indicated, the information in this prospectus assumes no exercise of options or exercise of warrants, unless otherwise noted.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should consider carefully the risks and uncertainties discussed under “Risk Factors” in our latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, which are incorporated by reference herein in their entirety. You should carefully consider each of the following risks, together with all other information set forth in or incorporated in this prospectus, including the financial statements and the related notes, before making a decision to buy our securities. If any of the following risks actually occur, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to this Offering

The exercisability of the common warrants is contingent upon us obtaining the Warrant Stockholder Approval and, depending on the exercise price of the common warrants at the time of exercise, obtaining stockholder approval to increase our authorized shares of common stock. If we do not obtain Warrant Stockholder Approval, the common warrants will never become exercisable, and if we do not obtain approval to increase our authorized shares of common stock, the common warrants may not be able to be fully exercised.

The common warrants will not be immediately exercisable, as their exercisability is contingent upon us obtaining the requisite stockholder approvals under applicable rules and regulations of the Nasdaq Stock Market. In addition, the maximum number of shares of common stock potentially issuable pursuant to the common warrants exceed our current available shares of authorized and unissued common stock. As such, we may need to obtain stockholder approval to amend our certificate of incorporation to permit the full exercise of the common warrants.

While we intend to promptly seek the Warrant Stockholder Approval and approval to increase our authorized shares of common stock for these issuances, there is no guarantee that it will ever be obtained. In the event that we cannot obtain the Warrant Stockholder Approval, the common warrants may never become exercisable and will have no value. In the event we cannot obtain approval to increase our authorized shares of common stock, the common warrants may not be fully exercisable.

We have agreed to use reasonable best efforts to hold a special meeting of stockholders on or prior to 60 days after the consummation of this offering in order to obtain the Warrant Stockholder Approval and to increase our authorized shares of common stock. There is no guarantee we will be able to hold the special meeting by such date, or at all. If we do not obtain such approvals at the special meeting, we are obligated to call a meeting every ninety days thereafter to seek the approvals until the earlier of the date on which the approvals are obtained or the common warrants are no longer outstanding.

We have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause our common stock to decline.

We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds to advance Annamycin and our other two drug portfolios through clinical development, advancing the remainder of the existing portfolio through preclinical studies and into INDs or their equivalent, sponsoring research at MD Anderson and HPI, and for working capital. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

If our stock price fluctuates after the offering, you could lose a significant part of your investment.

The market price of our common stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We will require additional capital funding, the receipt of which may impair the value of our common stock.

Our future capital requirements depend on many factors, including our research, development, sales and marketing activities. We will need to raise additional capital through public or private equity or debt offerings or through arrangements with strategic partners or other sources in order to continue to develop our drug candidates. There can be no assurance that additional capital will be available when needed or on terms satisfactory to us, if at all. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock.

We do not intend to pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends in the foreseeable future.

Purchasers in this offering may experience immediate and substantial dilution in net tangible book value.

The public offering price per share of common stock and related common warrant and the public offering price of each pre-funded warrant and related common warrant may be substantially higher than the as adjusted net tangible book value per share of our common stock after giving effect to this offering. As a result of the dilution to investors purchasing securities in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of the liquidation of our company. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you participate in this offering. To the extent shares are issued under outstanding options and warrants at exercise prices lower than the public offering price of our common stock in this offering, you will incur further dilution.

Your ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions.

We intend to seek to raise additional funds for our operations, to finance acquisitions or to develop strategic relationships by issuing equity or convertible debt securities in addition to the securities issued in this offering, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Our amended and restated certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. Future issuances of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

Until we are able to receive such Warrant Stockholder Approval, the common warrants will not be exercisable, and if we are unable to obtain such approval the common warrants will have no value.

The common warrants will not be exercisable until, and unless, we obtain the Warrant Stockholder Approval from our shareholders. While we intend to promptly seek shareholder approval, if required, there is no guarantee that the Warrant Stockholder Approval will ever be obtained. If we are unable to obtain the Warrant Stockholder Approval, the common warrants will have no value. In addition, we will incur substantial cost, and management will devote substantial time and attention, in attempting to obtain the Warrant Stockholder Approval.

There is no public market for the common warrants or pre-funded warrants being offered in this offering.

There is no established public trading market for the common warrants or pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants or pre-funded warrants on any securities exchange or nationally recognized trading system, including The Nasdaq Stock Market. Without an active market, the liquidity of the common warrants and pre-funded warrants will be limited.

Holders of our common warrants and pre-funded warrants will have no rights as a common stockholder until they acquire our common stock.

Until holders of our common warrants and pre-funded warrants acquire shares of our common stock upon exercise of such common warrants or pre-funded warrants, the holders will have no rights with respect to shares of our common stock issuable upon exercise of such common warrants or pre-funded warrants. Upon exercise of the common warrants or pre-funded warrants, holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

If we do not maintain a current and effective prospectus relating to the common stock issuable upon exercise of the common warrants, public holders will only be able to exercise such common warrants on a “cashless basis.”

If we do not maintain a current and effective prospectus relating to the shares of common stock issuable upon exercise of the common warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis,” and under no circumstances would we be required to make any cash payments or net cash settle such warrants to the holders. As a result, the number of shares of common stock that holders will receive upon exercise of the common warrants will be fewer than it would have been had such holders exercised their common warrants for cash. We will use our commercially reasonable efforts to maintain a current and effective prospectus relating to the shares of common stock issuable upon exercise of such warrants until the expiration of such warrants. However, we cannot assure you that we will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment in our company may be reduced.

The common warrants are speculative in nature.

The common warrants offered hereby do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Moreover, following this offering, the market value of the common warrants will be uncertain and there can be no assurance that the market value of the common warrants will equal or exceed their exercise price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the common warrants, and consequently, whether it will ever be profitable for holders of the common warrants to exercise the common warrants.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including: (i) timely delivery of shares; (ii) agreement to not enter into variable rate financings for 180 days from the later of Warrant Stockholder Approval and the Authorized Share Increase Date, subject to certain exceptions; (iii) agreement to not enter into any financings for 60 days from the later of Warrant Stockholder Approval and the Authorized Share Increase Date, subject to certain conditions and exceptions; and (iv) indemnification for breach of contract.

This is a “best efforts” offering. No minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The placement agent has agreed to use their reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations.

We may be required to repurchase the common warrants, which may prevent or deter a third party from acquiring us.

The common warrants provide that in the event of a “Fundamental Transaction” (as defined in the related warrant agreement, which generally includes any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock), each common warrant holder will have the right at any time prior to the consummation of the Fundamental Transaction to require us to repurchase the common warrant for a purchase price in cash equal to the Black-Scholes value (as calculated under the warrant agreement) of the then remaining unexercised portion of such common warrant on the date of such Fundamental Transaction, which may materially adversely affect our financial condition and/or results of operations and may prevent or deter a third party from acquiring us.

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce or cease our operations.

We have used and we intend to use the proceeds from this offering and any future offerings, to, among other uses, advance Annamycin and our other two drug portfolios through clinical development, advancing the remainder of the existing portfolio through preclinical studies and into INDs or their equivalent, and sponsoring research at MD Anderson and HPI. Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We will require substantial additional future capital in order to complete clinical development and commercialize Annamycin. Based on the results of our Annamycin Phase 1B/2 clinical trials, we intend to enter discussions with the FDA and EMA about conducting a single arm study that would be an accelerated pivotal trial supporting US and European approval of Annamycin for relapsed or refractory AML. We can provide no assurance that the FDA will permit such reliance, and we may be required to provide additional data or conduct additional trials. If the FDA or its EU equivalent requires that we perform additional nonclinical studies or clinical trials, our expenses would further increase beyond what we currently expect and the anticipated timing of any potential approval of Annamycin would likely be delayed. Further, there can be no assurance that the costs we will need to incur to obtain regulatory approval of Annamycin will not increase.

We believe that our existing cash and cash equivalents as of March 31, 2025 will be sufficient to fund our planned operations, which include our current Phase 1B/2 clinical programs and preparations for future clinical trials, into the third quarter of 2025, without the issuance of additional equity for cash. Assuming that we receive net proceeds of approximately $5.3 million from this offering (assuming an offering with gross proceeds of approximately $5.9 million), we believe that the net proceeds from this offering will satisfy our capital needs into the third quarter of 2025 under our current business plan. As we commence our MIRACLE trial, our estimated uses of cash may deviate from our expectations based on the speed of our ability to launch and/or recruit patients for the trial, which may shorten our cash runway from the estimates set forth above.

We will require additional financing in the near term, which financing may result in the reduction of the exercise price of the Series E warrants and the increase in the number of shares underlying the Series E warrants, which would dilute the ownership interest of our stockholders.

As described in the risk factor “We will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce or cease our operations.” set forth above, we will require additional financing in the near term.

The Series E warrants provide that if, while the Series E warrants are outstanding, we sell any common stock and/or common stock equivalents other than in connection with certain exempt issuances, at a purchase price per share less than the exercise price of the Series E warrants in effect immediately prior to such sale, then immediately after such sale the exercise price of the Series E warrants then in effect will be reduced to an amount equal to the new issuance price, and, following the date that we amend our certificate of incorporation to increase our authorized shares of common stock, the number of shares issuable upon exercise of the Series E warrants will be proportionately adjusted such that the aggregate price will remain unchanged, subject to the floor price. The floor price will be $0.12, and the total number of shares potentially issuable under the Series E warrants if the exercise price of the Series E warrants was reduced to the floor price would be 148,740,000 shares of common stock.

As described above, if the exercise price of the Series E warrants decreases, the number of shares underlying the Series E warrants will increase substantially, which would materially dilute the ownership of our stockholders. In addition, after the completion of this offering, the Series E warrant holders are not prohibited from effecting “short sales” of our common stock, which may depress the price of our common stock.

We are not in compliance with Nasdaq’s continued listing requirements and if we are unable to regain compliance with the listing requirements, our common stock will be delisted from Nasdaq which could have a material adverse effect on our financial condition and could make it more difficult for shareholders to sell their shares.

Our common stock is listed on Nasdaq, and we are therefore subject to its continued listing requirements, including requirements with respect to the market value of publicly-held shares, market value of listed shares, minimum bid price per share, and minimum stockholder's equity, among others, and requirements relating to board and committee independence. If we fail to satisfy one or more of the requirements, we may be delisted from Nasdaq.

On May 23, 2025, we received a letter from the Staff of the Listing Qualifications Department of Nasdaq notifying us that that we do not presently comply with Nasdaq’s Listing Rule 5550(b)(1) (the “Listing Rule”), which requires that we maintain a minimum of $2.5 million in stockholders’ equity, and that we also do not meet the alternatives of market value of listed securities or net income from continuing operations set forth in the Listing Rule.

We have 45 calendar days to submit a plan to regain compliance. If our plan is accepted, the Staff can grant an extension of up to 180 calendar days from May 23, 2025 to evidence compliance. After review of the plan of compliance, the Staff will provide written notification to us whether it accepts the plan, and if the Staff does not accept the plan, we would then be entitled to appeal the Staff’s determination to the Nasdaq Hearings Panel. There can be no assurance that, if we do appeal the determination to the Nasdaq Hearings Panel, that such appeal would be successful.

We expect to account for Series E warrants as a warrant liability at fair value upon issuance and any subsequent changes in fair value each reporting period will be reported in earnings, as either a gain or loss. The initial accounting for the warrant liability and the future impact of changes in fair value on earnings may have an adverse effect on our net income and our stockholders’ equity. Additionally, such warrant liability may hinder our ability to meet the stockholders’ equity required in the Listing Rule.

Delisting from Nasdaq would adversely affect our ability to raise additional financing through the public or private sale of equity securities, may significantly affect the ability of investors to trade our securities and may negatively affect the value and liquidity of our common stock. Delisting also could have other negative results, including the potential loss of employee confidence, the loss of institutional investors and general investors that will consider investing in our common stock, a reduction in the number of market makers in our common stock, a reduction in the availability of information concerning the trading prices and volume of our common stock, a reduction in the number of broker-dealers willing to execute trades in shares of our common stock or interest in business development opportunities. Further, we would likely become a “penny stock”, which would make trading of our common stock more difficult.

Our ability to maintain compliance with Nasdaq’s bid price requirements may be hindered by the completion of this offering and the future exercises of the Series E warrants.

Our common stock is listed on Nasdaq, and we are therefore subject to its continued listing requirements, including requirements with respect to the maintenance of a minimum bid price of $1.00 per share. Since May 13, 2025, our common stock has not had a closing bid price of over $1.00 share. If the closing bid price of our common stock does not exceed $1.00 within 30 trading days of May 13, 2025, we will not be in compliance with Nasdaq’s continued listing requirements.

The completion of this offering may further decrease our common stock price, and the future exercise of the Series E warrants may also depress our common stock price. In addition, if the exercise price adjustment provisions of the Series E warrants are triggered in the future, which would cause a reduction in the exercise price of the Series E warrants (subject to the floor price) and a proportionate increase in the number of shares underling the Series E warrants, such event may further depress our common stock price.

In order to increase our common stock price and address any future Nasdaq bid price deficiency, we may in the future complete a reverse stock split. If we complete a reverse stock split and the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days commencing on the date of such split is less than the exercise price of the Series E warrants then in effect, then the exercise price of the Series E warrants will be reduced to the lowest daily volume weighted average price during such period and, following the Authorized Share Increase Date, the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged, subject to the floor price. This future potential adjustment of the Series E warrants may significantly increase the number of shares of common stock underlying the Series E warrants and cause dilution to our shareholders.

Nasdaq may delist our common stock for public interest concerns as a result of this offering.

Because of the dilutive nature of this offering, Nasdaq may delist our common stock for public interest concerns. A number of Nasdaq-listed companies have filed public disclosures regarding the receipt of notification letters indicating that Nasdaq made the determination to delist such companies as a result of public interest concerns arising from the issuance of warrants with certain dilutive terms. While we believe that the Series E warrants being offered hereby are materially different than the warrants offered by those companies, there can be no assurance that Nasdaq will agree and our common stock may be delisted from Nasdaq as a result.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, and the documents we incorporate by reference, contain forward-looking statements within the meaning of the federal securities laws. You should not rely on forward-looking statements in this prospectus, and the documents we incorporate by reference. Forward-looking statements typically are identified by use of terms such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” “may,” “will,” “should,” “estimate,” “predict,” “potential,” “continue,” and similar words, although some forward-looking statements are expressed differently. This prospectus, and the documents we incorporate by reference, may also contain forward-looking statements attributed to third parties relating to their estimates regarding the markets we may enter in the future. All forward-looking statements address matters that involve risk and uncertainties, and there are many important risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus, and the documents we incorporate by reference.

Forward-looking statements include, but are not limited to, statements about:

●

Our ability to continue our relationship with MD Anderson, including, but not limited to, our ability to maintain current licenses and license future intellectual property resulting from our sponsored research agreements with MD Anderson;

●	The success or the lack thereof, including the ability to recruit subjects on a timely basis, for a variety of reasons, of our clinical trials through all phases of clinical development;

●

Our ability to satisfy any requirements imposed by the United States (US) Food and Drug Administration (FDA) (or its foreign equivalents) as a condition of our clinical trials proceeding or beginning as planned;

●

World-wide events including the wars in Ukraine and in the Middle East, and the general supply chain shortages effects on our clinical trials, clinical drug candidate supplies, preclinical activities and our ability to raise future financing;

●	Our ability to obtain additional funding on a timely basis to commence or continue our clinical trials, fund operations and develop our product candidates;

●	The need to obtain and retain regulatory approval of our drug candidates, both in the United States and in Europe, and in countries deemed necessary for future trials;

●	Our ability to complete our clinical trials in a timely fashion in line with our stated milestones and within our expected budget and resources;

●	Our ability to maintain compliance with the continued listing requirements of the Nasdaq Capital Market;

●	Our ability to source our drug products at reasonable prices;

●	Compliance with obligations under intellectual property licenses with third parties;

●	Any delays in regulatory review and approval of drug candidates in clinical development;

●	Potential efficacy of our drug candidates;

●	Our ability to commercialize our drug candidates;

●	Market acceptance of our drug candidates;

●	Competition from existing therapies or new therapies that may emerge;

●	Potential product liability claims;

●	Our dependency on third-party manufacturers to successfully, and timely, supply or manufacture our drug candidates for our preclinical work and our clinical trials;

●	Our ability to establish or maintain collaborations, licensing or other arrangements;

●	Our ability and third parties’ abilities to protect intellectual property rights;

●	Our ability to adequately support future growth; and

●	Our ability to attract and retain key personnel to manage our business effectively.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from the offering will be approximately $5.3 million, assuming the sale of all the securities offered under this prospectus, after deducting the placement agent fees and estimated offering expenses payable by us. The combined public offering price per share (or pre-funded warrant) and common warrants will be fixed for the duration of this offering.

We intend to use the net proceeds to advance Annamycin and our other two drug portfolios through clinical development, advancing the remainder of the existing portfolio through preclinical studies and into INDs or their equivalent, sponsoring research at MD Anderson and HPI, and for working capital.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds. Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term investments such as money market funds, commercial paper, U.S. treasury bills and similar securities investments pending their use.

DILUTION

If you invest in our securities in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price paid by the purchasers of the shares of common stock (and pre-funded warrants) and related common warrants sold in this offering and the as adjusted net tangible book value per share of common stock after this offering.

As of March 31, 2025, our net tangible book value was ($11.1) million, or ($0.79) per share of common stock. Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock.

Dilution represents the difference between the amount per share of common stock (or pre-funded warrant) and accompanying common warrant paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock after the offering. After giving effect to the sale of shares of common stock (or pre-funded warrants) and accompanying common warrants in this offering at a public offering price of $0.37 per share and accompanying common warrant, and after deducting placement agent commissions and estimated offering expenses payable by us, but without adjusting for any other change in our net tangible book value subsequent to March 31, 2025 or any increase in liabilities from the common warrants issued as part of the offering our net tangible book value would have been $(0.19) per share. This represents an immediate increase in net tangible book value of $0.60 per share to our existing stockholders and new investors purchasing securities at the proposed public offering price will experience a decrease in net tangible book value per share of $0.56 per share. The dilution figures excludes the proceeds, if any, from the exercise of any common warrants issued in this offering. The following table illustrates the dilution in net tangible book value per share to new investors as of March 31, 2025:

Public offering price per share and accompanying common warrant	$0.37
Historical net tangible book value per share at March 31, 2025	$(0.79)
Increase in net tangible book value per share to the existing stockholders attributable to this offering	$0.60
As adjusted net tangible book value per share after this offering	$(0.19)
Decrease in net tangible book value per share to new investors	$0.56

The number of shares of common stock to be outstanding after this offering is based on 14,127,494 shares outstanding as of March 31, 2025, and includes the shares of common stock issuable upon exercise of the pre-funded warrants being offered by us in this offering, as well as:

●	19,086,641 shares of common stock underlying outstanding warrants at a weighted average exercise price of $1.33 per share;

●	784,528 shares of common stock underlying outstanding options with a weighted average exercise price of $19.60 per share, which options vest over a three to four-year period;

●	334,047 shares of common stock underlying outstanding restricted stock units, which restricted stock units vest over a four-year period;

●	73,334 shares of common stock underlying outstanding performance-based restricted stock units, which performance-based restricted stock units vest dependent on specific milestones;

●	119,166 shares available for future issuance under the Moleculin Biotech, Inc. 2024 Stock Plan; and

●	the shares of common stock issuable upon exercise of the common warrants issued in this offering.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of May 20, 2025, regarding beneficial ownership of our common stock by:

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our shares of common stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Moleculin Biotech, Inc., 5300 Memorial Drive, Suite 950, Houston, Texas 77007.

	As of May 20, 2025
	Shares beneficially owned		Percent of Class (1)
Name of Beneficial Owner
Walter V. Klemp	132,874	(2)	Less than 1%
Jonathan P. Foster	49,380	(3)	Less than 1%
Donald Picker	29,490	(4)	Less than 1%
Robert George	16,315	(5)	Less than 1%
Michael Cannon	15,336	(6)	Less than 1%
John Climaco	15,169	(6)	Less than 1%
Elizabeth Cermak	14,668	(6)	Less than 1%
Joy Yan	14,001	(6)	Less than 1%
Directors and Executive Officers as a Group (8 persons)	287,233	(7)	2.0

5% Holders
Armistice Capital, LLC	1,250,000	(8)	8.9%

(1) Based on 14,127,494 shares of common stock outstanding as of May 20, 2025.

(2) Includes 15,900 shares held by AnnaMed, Inc. that have been included in the amount for Mr. Klemp. Mr. Klemp has voting and dispositive power over the shares held by AnnaMed, Inc. Includes 59,939 shares underlying options exercisable within 60 days of May 20, 2025.

(3) Includes 38,017 shares underlying options exercisable within 60 days of May 20, 2025.

(4) Of the amount in the table, 7,000 shares held by IntertechBio Corp. have been included in the amounts for Dr. Picker. Dr. Picker shares voting and dispositive power over the shares held by IntertechBio Corp. Includes 14,489 shares underlying options exercisable within 60 days of May 20, 2025.

(5) Includes 15,336 shares underlying options exercisable within 60 days of May 20, 2025.

(6) Consists solely of shares underlying options exercisable within 60 days of May 20, 2025.

(7) Consists of the shares identified in footnotes (2)-(6).

(8) Based solely on the Schedule 13G Amendment No. 3 filed May 15, 2025. Armistice Capital, LLC (“Armistice Capital”) is the investment manager of Armistice Capital Master Fund Ltd. (the “Master Fund”), the direct holder of the shares listed in the table, and pursuant to an Investment Management Agreement, Armistice Capital exercises voting and investment power over the securities held by the Master Fund and thus may be deemed to beneficially own the securities held by the Master Fund. Steven Boyd, as the managing member of Armistice Capital, may be deemed to beneficially own the securities held by the Master Fund. The Master Fund specifically disclaims beneficial ownership of the securities directly held by it by virtue of its inability to vote or dispose of such securities as a result of its Investment Management Agreement with Armistice Capital.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock. This summary is not complete and is qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, each as amended, which are filed as exhibits to this prospectus and are incorporated by reference herein. We encourage you to read our amended and restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

Our certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock par value $0.001 per share.

Common Stock

Shares of our common stock have the following rights, preferences, and privileges:

Voting. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other. Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock. Our certificate of incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Warrants

August 2024 Placement Agent Warrants

In connection with the August Offering, the Company issued to the placement agent in such offering warrants (the “August Placement Agent Warrants”) to purchase up to 123,318 shares of common stock (which represents 5% of the aggregate number of shares of common stock issued in the August Offering and issuable upon the exercise of the August Pre-Funded Warrants) with an exercise price of $2.7875 per share and that terminate five years from the date of the commencement of sales in the August Offering.

Series C Warrants (or the Inducement Warrants)

On February 13, 2025, we entered into a warrant exercise inducement offer letter (the Inducement Letter) with the selling stockholder pursuant to which the selling stockholder received the Series C Warrants (also referred to as Inducement Warrants) to purchase up to a number of shares of common stock equal to 200% of the number of warrant shares issued pursuant to the exercise of certain existing warrants to purchase up to 5,828,570 shares of common stock, which the selling stockholder agreed to exercise for cash at a reduced exercise price of $1.00 per share of common stock in exchange for the Company’s agreement to issue the Inducement Warrants to purchase up to 11,657,140 shares of the Company’s common stock. The Inducement Warrants were issued on February 14, 2025.

Each Inducement Warrant has an exercise price of $0.75 per share and expires on February 14, 2030, the five-year anniversary of the initial exercise date.

The Inducement Warrants may only be exercised on a cashless basis if there is no registration statement registering, or the prospectus contained therein is not available for, the resale of shares of Common stock underlying the Inducement Warrants by the holder. The holder of an Inducement Warrant may not exercise any such warrants to the extent that such exercise would result in the number of shares of common stock beneficially owned by such holder and its affiliates exceeding 4.99% or 9.99% (at the election of the holder) of the total number of shares of common stock outstanding immediately after giving effect to the exercise, which percentage may be increased or decreased at the holder’s election not to exceed 9.99% (the “Beneficial Ownership Limitation”); provided that a holder with a Beneficial Ownership Limitation of 4.99%, upon notice to us and effective sixty-one (61) days after the date such notice is delivered to us, may increase the Beneficial Ownership Limitation so long as it in no event exceeds 9.99% of the number of shares of common stock outstanding immediately after exercise.

In the event of certain fundamental transactions, the holder of the Inducement Warrants will have the right to receive the Black Scholes value of its Inducement Warrants calculated pursuant to a formula set forth in the Inducement Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of Common stock.

Under the terms of the Inducement Warrants, we may at any time during the term of the Inducement Warrants reduce the then current exercise price to any amount and for any period of time deemed appropriate by our Board of Directors.

Except as otherwise provided in the Inducement Warrants or by virtue of such holder’s ownership of our shares of common stock, the holders of the Inducement Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until the holder exercises their Inducement Warrants.

Series D Warrants

We issued Series D Warrants to purchase 6,542,058 shares of common stock in a private placement (the February Private Placement) concurrent with a registered direct offering of 1,150,000 shares of our common stock and pre-funded warrants to purchase 2,121,029 shares of common stock (the February Offering). The closing of the February Offering and February Private Placement occurred on February 26, 2025.

Subject to certain beneficial ownership limitations described in this prospectus, each of the Series D Warrants will become exercisable upon the receipt of shareholder approval by the Company’s shareholders as required by the rules and regulations of the Nasdaq Stock Market (the Warrant Stockholder Approval), will be exercisable for one share of common stock for $1.07 per share of common stock, and will expire five years from the date of the Warrant Stockholder Approval (the initial exercise date). The Company has called a special Meeting of Stockholders of the Company to be held on July 9, 2025, for purposes of obtaining the Warrant Stockholder Approval. The Company previously called a stockholder meeting on April 9, 2025 for purposes of obtaining such approval, but such meeting was cancelled due to the lack of a quorum.

The Series D Warrants may only be exercised on a cashless basis if there is no registration statement registering, or the prospectus contained therein is not available for, the resale of shares of Common stock underlying the Series D Warrants by the holder. The holder of an Series D Warrant may not exercise any such warrants to the extent that such exercise would result in the number of shares of common stock beneficially owned by such holder and its affiliates exceeding 4.99% or 9.99% (at the election of the holder) of the total number of shares of common stock outstanding immediately after giving effect to the exercise, which percentage may be increased or decreased at the holder’s election not to exceed 9.99% (the “Beneficial Ownership Limitation”); provided that a holder with a Beneficial Ownership Limitation of 4.99%, upon notice to us and effective sixty-one (61) days after the date such notice is delivered to us, may increase the Beneficial Ownership Limitation so long as it in no event exceeds 9.99% of the number of shares of common stock outstanding immediately after exercise.

In the event of certain fundamental transactions, the holder of the Series D Warrants will have the right to receive the Black Scholes value of its Series D Warrants calculated pursuant to a formula set forth in the Series D Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of Common stock.

Under the terms of the Series D Warrants, we may at any time during the term of the Series D Warrants reduce the then current exercise price to any amount and for any period of time deemed appropriate by our Board of Directors.

Except as otherwise provided in the Series D Warrants or by virtue of such holder’s ownership of our shares of common stock, the holders of the Series D Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until the holder exercises their Series D Warrants.

Other Warrants

In addition to the warrants described above, the Company has additional warrants outstanding to purchase an aggregate of 720,643 shares of common stock with a weighted average exercise price of $12.30 per share and that terminate between 2025 and 2034.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the Delaware General Corporation Law.

We have entered into separate indemnification agreements with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not fewer than 120 calendar days prior to the first anniversary date on which our notice of meeting and related proxy statement was mailed to stockholders in connection with the previous year’s annual meeting of stockholders. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called at any time by only the Chairman of the Board, the Chief Executive Officer, the President or the board of directors, or in their absence or disability, by any vice president.

No Written Consent of Stockholders. Our certificate of incorporation and our bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Exclusive Forum Provision. Our certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), or our certificate of incorporation or the bylaws, and (iv) any action asserting a claim against us governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or Securities Act.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, a court could find these provisions of our certificate of incorporation to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Amendment of Bylaws. Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of a majority of each class of issued and outstanding shares of our voting securities, at a meeting called for the purpose of amending and/or restating our bylaws.

Preferred Stock. Our certificate of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See “Preferred Stock” above.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines generally “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “MBRX”.

Transfer Agent

The transfer agent for our common stock is VStock Transfer, LLC located at 18 Lafayette Place, Woodmere, New York 11598.

DESCRIPTION OF COMMON WARRANTS

The following summary of certain terms and provisions of common warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrants, the forms of which are filed as an exhibits to the registration statement of which this prospectus forms a part.

Series E Warrant

Form. The Series E warrants will be issued as individual warrant agreements to the investors. You should review the form of Series E warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Series E warrants.

Exercisability. The Series E warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the Series E warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Series E warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series E warrants. Purchasers of Series E warrants in this offering may also elect prior to the issuance of the Series E warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a Series E warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the Series E warrants is $0.37 per share of common stock. The Series E warrants will be exercisable beginning on the effective date of the Warrant Stockholder Approval. The Series E warrants will expire five years from the date of the Warrant Stockholder Approval. The exercise price of the Series E warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

We intend to promptly, and in no event later than 60 days after the consummation of this offering, seek Warrant Stockholder Approval and seek approval for an amendment to our certificate of incorporation to increase our authorized shares of common stock such that we can issue all shares of common stock required under the Series E Warrants upon any future adjustments to the exercise price of the Series E Warrants described below (the “Authorized Share Approval”), but we cannot assure you that such stockholder approval will be obtained. We have agreed with the investors in this offering that, if we do not obtain Warrant Stockholder Approval and/or the Authorized Share Approval at the first stockholder meeting for such purpose after this offering, we will call a stockholder meeting every 60 days thereafter until the earlier of the date we obtain such approval or the Series E warrants are no longer outstanding.

If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our common stock and the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days commencing on the date of such event is less than the exercise price of the Series E warrants then in effect, then the exercise price of the Series E warrants will be reduced to the lowest daily volume weighted average price during such period and, following the Authorized Share Increase Date, the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged, subject to a floor price of $0.12.

If, while the Series E warrants are outstanding, we issue or sell, or are deemed to have issued or sold, any common stock and/or common stock equivalents other than in connection with certain exempt issuances, at a purchase price per share less than the exercise price of the Series E warrants in effect immediately prior to such issuance or sale or deemed issuance or sale, then immediately after such issuance or sale or deemed issuance or sale, the exercise price of the Series E warrants then in effect will be reduced to an amount equal to the new issuance price, and, following the Authorized Share Increase Date, the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged, subject to a floor price of $0.12. The following table illustrates the total number of shares potentially issuable under the Series E warrants if the exercise price of the Series E warrants is reduced:

	Assumed exercise prices of the Series E warrants
	$0.37	$0.25	$0.19	$0.12 (Floor Price)
Shares underlying the Series E warrants	48,240,000	71,395,200	93,941,053	148,740,000 (1)

(1) Represents the maximum number of shares of common stock underlying the Series E warrants regardless of how many times the exercise price adjustment provision is triggered in the future.

Cashless Exercise. If, at any time after the holder’s purchase of Series E warrants, such holder exercises its Series E warrants and a registration statement registering the issuance of the shares of common stock underlying the Series E warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the Series E warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the Series E warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the Series E warrants to the holders.

Transferability. Subject to applicable laws, the Series E warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the Series E warrant to us together with the appropriate instruments of transfer.

Exchange Listing. We do not plan on applying to list the Series E warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Series E warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Series E warrants will be entitled to receive upon exercise of the Series E warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series E warrants immediately prior to such fundamental transaction. In the case of certain fundamental transactions affecting us, a holder of Series E warrants, upon exercise of such warrants after such fundamental transaction, will have the right to receive, in lieu of shares of our common stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the Series E warrants been exercised immediately prior to such fundamental transaction. In lieu of such consideration, and subject to the fundamental transaction being within the Company’s control, a holder of Series E warrants may instead elect to receive a cash payment based upon the Black-Scholes value of their Series E warrants.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a Series E warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Series E warrant.

DESCRIPTION OF PRE-FUNDED WARRANTS

The following summary of certain terms and provisions of pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as exhibits to the registration statement of which this prospectus forms a part.

Form. The pre-funded warrants will be issued as individual warrant agreements to the investors. You should review the form of pre-funded warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the pre-funded warrants.

Exercisability. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the pre-funded warrants is $0.001 per share of common stock. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price of the pre-funded warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at any time after the holder’s purchase of pre-funded warrants, such holder exercises its pre-funded warrants, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Transferability. Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. We do not plan on applying to list the pre-funded warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant.

PLAN OF DISTRIBUTION

Roth Capital Partners, LLC (the “placement agent”) has agreed to act as our exclusive placement agent in connection with this offering on a reasonable best efforts basis subject to the terms and conditions of the placement agency agreement dated June 20, 2025. The placement agent is not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its reasonable best efforts to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. There is no minimum amount of proceeds that is a condition to closing of this offering. The placement agent does not guarantee that it will be able to raise new capital in this offering. The terms of this offering were subject to market conditions and negotiations between us and prospective investors in consultation with the placement agent. The placement agent will have no authority to bind us. We will enter into a securities purchase agreement directly with the institutional investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. The placement agent may engage one or more sub-placement agents or selected dealers to assist with the offering. This offering will terminate on June 30, 2025, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering.

Fees and Expenses

We have agreed to pay the placement agent a total cash fee up to 7% of the aggregate gross proceeds of this offering. We will reimburse the placement agent for expenses in an amount up to $100,000. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees, will be approximately $234,000. After deducting the placement agent fees and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $5.3 million, assuming the maximum offering is completed.

Maxim Group LLC acted as financial advisor to the company for this offering and received a fee of $50,000.

Tail

We have also agreed to pay the placement agent a tail fee equal to the cash compensation in this offering, if any investor, who was contacted or introduced to us by the placement agent during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the six-month period following expiration or termination of our engagement with the placement agent.

Determination of Offering Price

The public offering price per share (or pre-funded warrant) and accompanying common warrant we are offering and the exercise prices and other terms of the warrants were negotiated between us and the investors, in consultation with the placement agent based on the trading of our common stock prior to this offering, among other things. Other factors considered in determining the public offering prices of the securities we are offering and the exercise prices and other terms of the warrants include the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant. The combined public offering price per share (or pre-funded warrant) and common warrant will be fixed for the duration of this offering.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the placement agent may be required to make for these liabilities.

Regulation M

The placement agent may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act and any fees received by them and any profit realized on the sale of the securities by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent and the placement agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent and should not be relied upon by investors.

Lock-up Agreements

Our officers, directors and certain stockholders have agreed to be subject to a lock-up period of 60 days following the later of Warrant Stockholder Approval and the Authorized Share Increase Date. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed to similar lock-up restrictions on the issuance and sale of our securities for 60 days following the later of Warrant Stockholder Approval and the Authorized Share Increase Date, subject to certain exceptions. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements. We have also agreed that until the 180-day anniversary from the later of Warrant Stockholder Approval and the Authorized Share Increase Date we will not enter into a variable rate transaction (as defined in the securities purchase agreement), subject to certain exceptions.

Other Relationships

The placement agent and its affiliates have engaged, and may in the future engage, in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The placement agent has received, or may in the future receive, customary fees and commissions for these transactions. The placement agent acted as placement agent and financial advisor in connection with our registered direct offering and warrant inducement transaction consummated in February 2025.

In addition, in the ordinary course of their business activities, the placement agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The placement agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

●

Our Annual Report on Form 10-K for the year ended December 31, 2024 (filed on March 21, 2025), as amended on Form 10-K/A (filed April 18, 2025), and as further amended on Form 10-K/A (filed April 30, 2025);

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 (filed on May 13, 2025);

●	Our Current Reports on Form 8-K filed on February 10, 2025; February 13, 2025; February 26, 2025; April 9, 2025; April 25, 2029; May 9, 2025; May 23, 2025; June 4, 2025; June 18, 2025 and

●

the description of our common stock, par value $0.001 per share contained in our Registration Statement on Form 8-A, dated and filed with the SEC on April 28, 2016, and any amendment, exhibit to Form 10-K, or report filed with the SEC for the purpose of updating the description.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to: Moleculin Biotech, Inc., Attn: Corporate Secretary, 5300 Memorial Drive, Suite 950, Houston, TX 77007.

You also may access these filings on our website at www.moleculin.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the securities being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by ArentFox Schiff LLP, Washington, DC. The placement agent is being represented by Ellenoff Grossman & Schole LLP, New York, NY in connection with this offering.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Moleculin Biotech, Inc.

9,972,026 Shares of Common Stock and 29,916,078 Accompanying Series E Warrants to Purchase
up to 29,916,078 Shares of Common Stock or

6,107,974 Pre-Funded Warrants to Purchase up to 6,107,974 Shares of Common Stock and 18,323,922
Accompanying Series E Warrants to Purchase up to 18,323,922 Shares of Common Stock

Up to 54,347,974 Shares of Common Stock underlying the Pre-Funded Warrants and Series E Warrants

Roth Capital Partners

PROSPECTUS

June 20, 2025